Exhibit 10.2

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT dated as of July 1, 2016 (the “Effective Date”) (the “Severance Agreement”), by and between Air Lease Corporation, a Delaware corporation with its principal place of business at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067 (the “Company”), and Steven F. Udvar-Házy (the “Executive”).

WHEREAS the Company and the Executive were party to an Employment Agreement which expired by its terms on June 30, 2016;

WHEREAS the Company and the Executive wish to extend the severance protections set forth in the Employment Agreement, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1.         Term.  Subject to the provisions of Sections 3 and 4 of this Severance Agreement, the term of this Severance Agreement shall commence as of the Effective Date and end on the third anniversary of the Effective Date (the “Term”);  provided,  however, the Term shall be automatically extended for an additional one-year period commencing with the third anniversary of the Effective Date and, thereafter, on each such successive anniversary of the Effective Date thereafter (each an “Extension Date”), unless the Company or Executive provides the other party hereto at least 90 days prior written notice before the next Extension Date that the Term shall not be so extended.

2.         At-Will Employment.    The Company and the Executive acknowledge that the Executive’s employment will be at-will.

3.         Termination upon Death or Disability.  If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this

Section 3.  If the Executive by virtue of ill health or other disability has been unable to perform substantially and continuously the duties assigned to him for more than one hundred eighty (180) consecutive or non-consecutive days out of any consecutive twelve (12)-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive given while he is absent as a result of the disability.  Upon termination of employment due to death or disability, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive:

(a)         any annual salary and other benefits earned and accrued prior to the date of termination (and reimbursement for expenses incurred in accordance with Company policy prior to the date of termination), to be paid by the thirtieth (30th) day following the date of such termination, as well as an annual bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid by March 15 of the calendar year following the calendar year to which such bonus relates;

(b)         a prorated annual bonus with respect to the calendar year in which such termination occurs, based on actual performance, payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates; and

(c)         with respect to performance-based equity awards granted during the Term, continued vesting as to the number of shares of Company common stock that would have otherwise vested had the Participant remained employed through the applicable performance period(s) based on actual Company performance, payable at such time or times as the Executive would have been entitled to payment had the Executive remained employed with the Company.

4.         Certain Terminations of Employment.

4.1         Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a)         For purposes of this Severance Agreement, “Cause” shall mean the Executive’s:  (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties or (iv) breach in any material respect of the terms and provisions of this Severance Agreement; provided, that, in the event of a termination of the Executive’s employment pursuant to clause (iii) or (iv), the Company shall provide the Executive with a Notice of Termination at any time not more than thirty (30) days following the occurrence of any of the events described in such clause (or, if later, the Company’s knowledge thereof), and the Executive shall have thirty (30) days following the provision of such Notice of Termination to cure the basis for termination specified in such notice; provided further, that a termination for Cause shall not be effective unless approved by a vote of the majority of the entire Board of Directors (or such other vote require pursuant to the by-laws of the Company) at a meeting duly called and held at which the Executive shall have the right to be present and be heard.  A “Notice of Termination” means a written notice which (I) indicates the specific termination provision in this Severance Agreement relied upon, (II) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (III) specifies the date on which the Executive’s employment shall terminate (which date shall be not less than thirty (30) days or more than sixty (60) days after the giving of such notice).

(b)         The Company may terminate the Executive’s employment for Cause pursuant to Section 4.1(a), and the Executive may terminate his employment on no less than thirty (30) days’ and no more than sixty (60) days’ written notice given to the Company.  If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 4.2(a), (i) the Executive shall receive his annual salary and other benefits earned and accrued prior to the termination of employment (and reimbursement for expenses incurred in accordance with Company policy prior to the date of termination), to be paid by the thirtieth (30th) day following the date of termination, and (ii) any annual bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid by March 15 of the calendar year following the calendar year to which such bonus relates.

4.2        Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a)         For purposes of this Severance Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i)     the material reduction of the Executive’s authority, duties and responsibilities, the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; or the failure of the Executive to report directly to the Board of Directors of the Company;

(ii)     a reduction in the Executive’s then current annual salary (currently $1,800,000 per annum); or

(iii)     the relocation of the Executive’s office to more than thirty-five (35) miles from the Executive’s then current office location.

Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless the Executive provides to the Company a Notice of Termination on account thereof (specifying a termination date not less than thirty (30) days and not more than sixty (60) days after the giving of such notice) no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date such Notice of Termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b)        The Company may terminate the Executive’s employment at any time with or without Cause, and the Executive may terminate the Executive’s employment with the Company for Good Reason pursuant to Section 4.2(a).  If the Company terminates the Executive’s employment and the termination is not covered by Section 3 or 4.1, or the Executive terminates his employment for Good Reason, in each case during the Term,

(i)     the Executive shall receive his annual salary and other benefits earned and accrued prior to the date of termination (and reimbursement for expenses incurred in accordance with Company policy prior to the date of termination), to be paid by the thirtieth (30th) day following the date of such termination, as well as any annual bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid by March 15 of the calendar year following the calendar year to which such bonus relates;

(ii)     (A) the Executive shall receive a prorated annual bonus with respect to the calendar year in which such termination occurs, based on actual performance and payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates; or (B) if such termination occurs within twenty-four (24) months following a Change in Control (as defined in the Air Lease Corporation 2014 Equity Incentive Plan, as amended from time to time, or any successor plan), in lieu of the benefit set forth in clause (A) of this Section 4.2(b)(ii), the Executive shall receive a prorated portion of the target annual bonus with respect to the calendar year in which such termination occurs, payable in a lump sum on the thirtieth (30th) day following the date of termination;

(iii)     (A) subject to compliance with the Executive’s covenants set forth in Section 5 below, (w) the Executive shall receive an amount equal to two (2) times the sum of (a) the annual salary in effect as of the date of termination and (b) the average of the annual bonus payments received during the thirty-six (36) month period immediately prior to date of termination, such amount payable in substantially equal installments in accordance with the customary payroll practices of the Company applicable to senior executives during the period commencing on the date of termination and ending on the second anniversary of the date of termination (the “Continuation Period”); provided,  however, that the payments under clause (w) of this Section 4.2(b)(iii)(A) shall be made beginning on the first regular payroll date of the Company following the date on which the Release (as defined below) becomes effective; provided that if the termination occurs within sixty (60) days prior to the end of a calendar year, then any payments under this clause (w), that, but for this proviso, would have been made in the calendar year in which the termination occurred will be delayed and paid to the Executive in a lump sum on the Company’s first regular payroll date in the following calendar year without interest thereon, with each subsequent payment to be made as if no such delay had occurred, (x) subject to the Executive’s valid election to continue healthcare coverage under applicable law, the Executive shall receive through the end of the Continuation Period, continuing coverage under the group health plans in which the Executive was participating at the time of termination of employment; provided,  however, that (a) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code under Treasury Regulation Section 1.409A-1(a)(5), or (b) the Company is otherwise unable to continue to cover the Executive under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof), and (y) the Company shall continue to pay the premiums for the Executive’s group term life insurance through the end of the Continuation Period; or

(B) if such termination occurs within twenty-four (24) months following a Change in Control, in lieu of the benefit set forth in clause (A) of this Section 4.2(b)(iii), (w) the Executive shall receive an amount equal to three (3) times the sum of (a) the annual salary in effect as of the date of termination and (b) the target annual bonus with respect to the calendar year in which such termination occurs, (x) the Executive shall receive a cash payment representing the COBRA costs of providing benefits under the group health plans in which the Executive was participating at the time of termination of employment for two (2) years, and (y) the Executive shall be entitled to a lump sum payment of the premiums for the Executive’s group term life insurance for a period of two (2) years, and provided that the Change in Control also constitutes a change in control event pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v), the amounts set forth in clauses (w) through (y) of this Section 4.2(b)(iii)(B) shall be paid in a lump sum on the thirtieth (30th) day following the date of termination, or if the Change in Control does not constitute a change in control event pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v), each of such amounts set forth in clauses (w) through (y) of this Section 4.2(b)(iii)(B) shall be payable in substantially equal installments in accordance with the customary payroll practices of the Company applicable to senior executives during the period commencing on the date of termination and ending on the second anniversary of the date of termination; provided,  further, that these installment payments shall be made beginning on the first regular payroll date of the Company following the date on which the Release becomes effective; provided that if the termination occurs within sixty (60) days prior to the end of a calendar year, then any payments set forth clauses (w) through (y), that, but for this proviso, would have been made in the calendar year in which the termination occurred will be delayed and paid to the Executive in a lump sum on the Company’s first regular payroll date in the following calendar year without interest thereon, with each subsequent payment to be made as if no such delay had occurred; and

(iv)     subject to compliance with the Executive’s covenants set forth in Section 5 below, with respect to performance-based equity awards granted during the Term, (A)  the Executive shall be entitled to pro rata vesting as to the number of shares of Company common stock that would have otherwise vested had the Executive remained employed through the end of the then current performance period based on actual Company performance, payable at such time as the Executive would have been entitled to payment had the Executive remained employed with the Company through the end of the applicable performance period; or (B) if such termination occurs within twenty-four (24) months following a Change in Control (as defined in the Air Lease Corporation 2014 Equity Incentive Plan, as amended from time to time, or any successor plan), in lieu of the benefit set forth in clause (A) of this Section 4.2(b)(iv), the Executive shall be entitled to full vesting at target level of performance for any open performance periods, payable in a lump sum on the thirtieth (30th) day following the date of termination.

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4.2(b)(ii), 4.2(b)(iii) and 4.2(b)(iv) that the Executive execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release) within twenty-one (21) days (or, if applicable, forty-five (45) days) following the date of termination of the Executive’s employment and that the Executive not revoke such release within seven (7) days following such execution and delivery.

(c)         Notwithstanding clause (iii)(A) or (iii)(B) of Section 4.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate  its group health plans or programs or group life insurance plans or programs from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any group health plan benefits or group life insurance plan benefits otherwise required by such clause (iii)(A) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

5.          Covenants of the Executive.

5.1         Covenant Against Competition; Other Covenants.  The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 5 (and any related enforcement provisions hereof), its successors and assigns) is aircraft and aviation equipment leasing (such business, and any and all other businesses that after the Effective Date, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons and entities who have developed such a business (the business of such a person or entity in competition with the Company, a “Competing Business”); (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 5 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Severance Agreement but for the covenants and agreements set forth in this Section 5.  Accordingly, the Executive covenants and agrees that:

(a)         By and in consideration of the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period the Executive is employed by the Company, he shall not in the United States, directly or indirectly, (i) engage in any element of a Competing Business or otherwise compete with the Company or its affiliates, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of a Competing Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided,  however,  that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without otherwise participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity.

(b)         During the Executive’s employment with the Company and thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates, including, without limitation, information with respect to (i) rates and expiration dates under aircraft- and aviation equipment-related leases to which the Company is a party; (ii) the number and identities of airlines leasing aircraft or aviation equipment from the Company, or otherwise making use of other services provided by the Company; (iii) the number, type, remaining useful life, and value of aircraft owned by the Company and/or its direct or indirect subsidiaries; (iv) profit or loss figures; and (v) customers, clients, suppliers, sources of supply and lists of customers and potential customers (collectively, the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent or in the exercise of the Executive’s good faith judgement and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Severance Agreement and except to the extent necessary to comply with law or the valid order of a court or governmental agency of competent jurisdiction, in which event the Executive shall notify the Company as promptly as practicable (and prior to making such disclosure, if possible) so that the Company can seek a protective order.  The Executive acknowledges that he has been informed that he has rights under 18 U.S.C. Section 1833(b) which states in part: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made  (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement is intended by the Company to conflict with or create liability for actions taken that are  permitted under 18 U.S.C. Section 1833(b).

(c)         During the period the Executive is employed by the Company and ending one (1) year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof.  The immediately preceding sentence does not apply in respect of general solicitations of employment, such as published advertisements not specifically directed toward employees of the Company.  During the Restricted Period, the Executive will not whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ contracts and/or relationship with any person who during the period the Executive was employed by the Company is or was a customer or client of the Company or any of its affiliates, unless permitted by applicable law.

(d)         All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.  Notwithstanding the foregoing, the Executive may retain copies of contact information contained in his address books.  The Company agrees that, if requested by Executive upon his termination of employment, the Company will cause the phone number attached to or related to the Executive’s cell phone to be transferred to the Executive.

5.2        Rights and Remedies upon Breach.

(a)         The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 5.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.1, the Company and its affiliates shall have the following rights and remedies to the extent permitted under applicable law, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

(i)         the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)         the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(b)         The Executive agrees that, in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 5 are unreasonable or otherwise unenforceable.  The existence of any claim or cause of action by the Executive, whether predicated on this Severance Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

6.         Other Provisions.

6.1         Severability.  The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Severance Agreement, and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects.  If it is determined that any of the provisions of this Severance Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Severance Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

6.2         Duration and Scope of Covenants.  If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Severance Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may he, shall he reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.3         Enforceability; Jurisdiction; Arbitration.

(a)         The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 5 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.  The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b)         Any controversy or claim arising out of or relating to this Severance Agreement or the breach of this Severance Agreement (other than a controversy or claim arising under Section 5, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 5.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration administered by JAMS/Endispute in Los Angeles, California before a single arbitrator in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.  In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as required by applicable law or in connection with the last sentence of this Section.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof in accordance with California Code of Civil Procedure sections 1285 and 1285.4, et seq.

6.4        Section 409A of the Code.

(a)         Certain payments and benefits under this Severance Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A, the payment of which is intended to comply with Section 409A, To the extent applicable, this Severance Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”).  Notwithstanding any provision of this Severance Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Severance Agreement may be subject to Section 409A, the Company may, with the Executive’s prior written consent, adopt such amendments to this Severance Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Severance Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.

(b)         Any reimbursement pursuant to the provisions of this Severance Agreement will be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Any reimbursement to be made or in-kind benefit to be provided pursuant to the provisions of this Severance Agreement is not subject to liquidation or exchange for another benefit.

(c)         The Executive shall not receive any amounts set forth in Section 4.2(b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 409A.

(d)         Nothing in this Severance Agreement shall create any obligation on the part of the Company or any of its affiliates to indemnify, reimburse, gross up, or otherwise compensate the Executive for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of Section 409A or any corresponding provision of state, local, or foreign law.

(e)         Each payment under this Severance Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(f)         Notwithstanding anything to the contrary in this Severance Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4.2(b) hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Severance Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period, plus interest credited at the applicable federal rate in effect as of the date of termination of the Executive’s employment provided for in Section 7872(f)(2)(A) of the Code.

6.5         Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(a)        If to the Company, to:

Air Lease Corporation

2000 Avenue of the Stars

Suite 1000N

Los Angeles, California 90067

Attention:         Carol H. Forsyte

Executive Vice President, General Counsel,

Corporate Secretary and Chief Compliance Officer

Telephone:  (310) 553-0555

Facsimile:  (310) 553-0999

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson, LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071

Attention:  Mark H. Kim

Telephone:  (213) 683-9144

Fax:  (213) 683-5144

(b)        If to the Executive, to:

Steven F. Udvar-Házy

at the last known address provided to the Company

Telephone:  (310) 205-0677

Facsimile:  (310) 205-0569

Any such person may by notice given in accordance with this Section 6.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

6.6         Entire Agreement.  This Severance Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

6.7         Waivers and Amendments.  This Severance Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.8         GOVERNING LAW.  THIS SEVERANCE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

6.9         Assignment.  This Severance Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Severance Agreement and its rights hereunder; provided, that, the assignee of or successor to the Company assumes all of the Company’s obligations hereunder.

6.10         Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

6.11         No Duty to Mitigate.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Severance Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

6.12         Binding Effect.  This Severance Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.13         Counterparts.  This Severance Agreement may he executed by the parties hereto in separate counterparts (including by facsimile or .pdf or .tif attachment to electronic mail), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.14         Survival.  Notwithstanding anything contained in this Severance Agreement to the contrary, the provisions of Sections 3,  4,  5, and 6, shall survive termination of this Severance Agreement and any termination of the Executive’s employment hereunder.

6.15         Existing Agreements.  The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Severance Agreement or limit his ability to fulfill his responsibilities hereunder.

6.16         Headings.  The headings in this Severance Agreement are for reference only and shall not affect the interpretation of this Severance Agreement.

6.17         Parachute Payments.  If any payment or benefit the Executive would receive pursuant to this Severance Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and (ii) but for this sentence, be subject to the excise tax set forth in Section 4999 of the Internal Revenue Code (“Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.  Notwithstanding the foregoing sentence, to the extent permitted by Code Sections 280G, 409A and 4999, the Executive may elect a different order of reduction.  The Company shall appoint a nationally recognized accounting firm to make the determinations required under this Section 6.17 and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

6.18         Terminations.  Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the date written below,

AIR LEASE CORPORATION

By: //s// Carol Forsyte
Name: Carol H. Forsyte
Title: Executive Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer
Dated: June 21, 2016

STEVEN F. UDVAR-HÁZY

//s// Steven F. Udvar-Házy
Dated: June 24, 2016

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Air Lease Corporation, a Delaware corporation (the “Company”), and, in such capacities, each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s or a Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.  Nothing in this paragraph is intended to limit the undersigned’s participation in any proceeding brought by any federal, state or other governmental agency to the extent such participation is protected by law, Notwithstanding anything to the contrary in this Release, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4.2(b) of that certain Severance Agreement, dated as of July 1, 2016, between Air Lease Corporation and the undersigned (the “Severance Agreement”), which is applicable to the payments and benefits provided in exchange for this Release, (ii)  to accrued or vested benefits (including, but not limited to equity awards) the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, or (iii) any rights the undersigned has to indemnification by the Company and to directors and officers liability insurance coverage.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

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IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)         HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)         HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)         HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that he has received payment by the Company of all compensation due as of the date of termination of his employment.  The undersigned further represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, administrative charge, or legal proceeding seeking equitable or monetary relief in connection with any aspect of his employment relationship with the Company or any other matter relating to the claims released by this Release, he will not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge, or legal proceeding.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ___ day of ___________, ____.

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